                                                                   EXHIBIT 11.01

                        COMPUTATION OF NET LOSS PER SHARE

                                                                  Ten Months      Twelve Months
                                                                Ended July 31,    Ended July 31,
                                                                     1994        1995       1996
                                                                  ---------    --------   ---------
(in thousands, except per share data)

Primary and Fully Diluted
Computation of common and common
  equivalent shares outstanding:

  Weighted average common shares outstanding ..................      34,454      41,411      45,149

  Equivalent shares issuable upon exercise of
      options (1) .............................................          --          --          --
                                                                  ---------    --------    --------

Total weighted average common and common
  equivalent shares outstanding ...............................      34,454      41,411      45,149
                                                                  =========    ========    ========
Net loss from continuing operations ...........................   $(183,974)   $(44,296)   $(14,355)

Net loss from discontinued operations .........................          --          --      (6,344)
                                                                  ---------    --------    --------
Net loss ......................................................   $(183,974)   $(44,296)   $(20,699)
                                                                  =========    ========    ========
Net loss per share from continuing operations .................   $   (5.34)   $  (1.07)   $  (0.32)

Net loss per share from discontinued operations ...............          --          --    $  (0.14)
                                                                  ---------    --------    --------
Net loss per share ............................................   $   (5.34)   $  (1.07)   $  (0.46)
                                                                  =========    ========    ========


Fully diluted earnings per share are not presented on the face of the Consolidated Statement of Operations since they are identical to primary earnings per share.

(1)  Dilutive shares are not included in periods with a net loss